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                                                                  Exhibit (e)(4)

                           CORDANT TECHNOLOGIES INC.
                               15 West S. Temple
                                   Suite 1600
                        Salt Lake City, Utah 84101-1532

December 2, 1999


Alcoa Inc.
201 Isabella Street
Pittsburgh, Pennsylvania 15212-5858

Gentlemen:

          In connection with considering a possible transaction (a "Transaction") between you and Cordant Technologies Inc. (including its subsidiaries, the "Company"), the Company may make available to you from time to time certain nonpublic information concerning the Company's business, financial condition, operations, assets and liabilities, either orally or in writing or by inspection. As a condition to our entering into any discussions with you relating to a Transaction, you agree to treat any nonpublic information concerning the Company (whether prepared by the Company, its directors, officers, employees, agents, advisors or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") or otherwise and irrespective of the form of communication) which is furnished hereunder to you or your Representatives now or in the future by or on behalf of the Company (collectively referred to in this letter agreement as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

        (1) Evaluation Material. The term "Evaluation Material" does not include
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information which (i) is or becomes generally available to the public other than as a result of a breach of this letter agreement by you or your Representatives,
(ii) was within your possession prior to its being furnished to you by or on behalf of the Company; provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party, or (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

        (2) Use of Evaluation Material. You agree that you and your
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Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties, and that the Evaluation Material will be kept confidential
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and you and your Representatives will not disclose or use for purposes other than the evaluation of a possible Transaction any of the Evaluation Material in any manner whatsoever; provided that any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties (it being understood that such Representatives shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this letter agreement). You agree to be responsible for any breach of this letter agreement by any of your Representatives.

        (3) Non-Disclosure of Discussions; Communications. In addition, you
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agree that, without the prior written consent of the Company, you and your
Representatives will not disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided that you may make such disclosure if in the opinion of your counsel, such disclosure is necessary to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which your securities are listed or traded. In such event, you shall use your best efforts to give advance notice to the Company. All communications to the Company regarding the Transaction, including any requests for additional information, will be made only through designated representatives of the Company.

        (4) Required Disclosure. In the event that you or your Representatives
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are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under paragraph (3) of this letter agreement, you shall provide the Company with prompt notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, you or any of your Representative should nonetheless, in the opinion of your or (in the case of disclosure requested or required of a Representative) such Representative's counsel, disclose the Evaluation Material, you or your Representatives may, without liability hereunder, disclose only that portion of the other party's Evaluation Material which such counsel advises is legally required to be disclosed; provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

        (5) Termination of Discussions. If either party decides that it does not
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wish to proceed with discussions or negotiations relating to a Transaction with the other party, the party so deciding will promptly inform the other party of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly

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deliver to the Company or, at your option, destroy all written (and electronic)
Evaluation Material (and all copies thereof and extracts therefrom) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you shall be destroyed and no copy thereof shall be retained. Notwithstanding the termination of any discussions or the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder for a period of five (5) years from the date hereof, except that the obligations under paragraph (6) (subject to paragraph (10) hereof) shall survive for a period of eighteen (18) months from the date hereof and the obligations under paragraph
(9) below shall survive for a period of two (2) years from the date hereof.

        (6) Standstill. For a period of eighteen (18) months from the date
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hereof you shall not, and you shall cause your subsidiaries (as defined in Rule
12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) not to, and neither you nor any such subsidiary shall assist, provide or arrange financing to or for others or encourage others to, directly or indirectly (including through any Representative), acting alone or in concert with others, in each case unless specifically requested in writing in advance by the Company's Board of Directors:

        A. acquire or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 1% of any class of voting securities issued by the Company, or any rights or options to acquire such ownership (including from a third party);

        B. offer, seek or propose a merger, consolidation or similar transaction involving the Company;

        C. offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company;

        D. seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company's Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Company;

        E. enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

        F. seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing;

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provided, that in the event a third party shall have (a) filed a Schedule 13D
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with the Securities and Exchange Commission indicating its intention to commence a tender or exchange offer for voting securities of the Company representing 30% or more of the outstanding voting power of the securities of the Company other than pursuant to an agreement with the Company (an "Unsolicited Offer") or (b) commenced an Unsolicited Offer, then from the date of filing of such Schedule
13D or commencement of such Unsolicited Offer and continuing until the date such third party files an amended Schedule 13D indicating it no longer has such an intention or, if earlier, the earlier of the expiration or termination of such Unsolicited Offer, nothing in this paragraph (6) shall prohibit you from communicating to the Company a nonpublic indication of interest to engage in a transaction described in subparagraphs (A) through (C) of this paragraph (6) to the extent that such nonpublic communication does not (x) constitute an offer to engage in such transaction or (y) set forth the specific price or other terms of any such transaction.

        (7) Miscellaneous. Each party agrees that unless and until a definitive
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agreement between the parties with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its or your Representatives except for the matters specifically agreed to in this letter agreement. Neither the Company nor its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material provided to you or your Representatives, and nothing contained in any discussions between us or our Representatives or in the Evaluation Material shall be deemed to constitute a representation or warranty. You further agree that the Company shall not have any obligation to furnish Evaluation Material to you or to authorize or pursue with you any Transaction. You acknowledge and agree that the Company reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with you at any time subject to the provisions set forth herein. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the parties hereto.

        (8) Injunctive Relief. It is further understood and agreed that money
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damages would not be a sufficient remedy for any breach of this letter agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

        (9) Nonsolicitation. For two years from the date hereof, you agree that,
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without the prior written consent of the Company, you will not directly or indirectly solicit for hire any current executive officers of the Company; provided, however, that the foregoing shall not apply to (i) any such executive officer who was terminated by the Company prior to the commencement of any such solicitation or who independently seeks employment with you without any such solicitation on your part, or (ii) generalized searches for employees by

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use of advertisements in the media which are not targeted on employees of the employing party.

        (10) Early Termination of Standstill. In the event the Company enters
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into a confidentiality agreement with any third party concerning a possible transaction comparable to the Transaction being discussed between you and the Company which confidentiality agreement contains standstill restrictions that by their terms terminate on a date (the "Third Party Expiration Date") prior to the eighteen-month anniversary of the date hereof, then (a) the standstill restrictions contained in paragraph (6) hereof will terminate as of the Third Party Expiration Date and (b) the Company shall, no later than forty-five (45) days prior to the Third Party Expiration Date, advise you in writing of such Third Party Expiration Date.

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          Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon it shall become our binding agreement to be governed by Delaware law.


                                             Very truly yours,

                                             CORDANT TECHNOLOGIES INC.


                                             By:  /s/  James R. Wilson
                                                --------------------------
                                                Name:  James R. Wilson
                                                Title: Chairman and Chief
                                                       Executive Officer

Accepted and Agreed as of
  the date first written above:

            ALCOA INC.

By:  /s/  Barbara Jeremiah
   ---------------------------
   Name:  Barbara Jeremiah
   Title: V.P. Corporate Development

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